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                                                                      EXHIBIT 23


                      CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the two separate registration statements of Cash America International, Inc. on Form S-8, (File No. 33-29658 and File No. 33-36430) of our reports dated January 26, 1996, which include an explanatory paragraph related to a change in accounting principle, on our audits of the consolidated financial statements and financial statement schedule of Cash America International, Inc. as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, which reports are included or incorporated by reference in this Annual Report on Form 10-K.


COOPERS & LYBRAND L.L.P.


Fort Worth, Texas
March 26, 1996